INVESTOR CONTACTS:	MEDIA CONTACT:
Todd Fromer / Garth Russell	Barry Stagg
KCSA Strategic Communications	4Kids Entertainment
(212) 896-1215 / (212) 896-1250	(646) 822-4257
tfromer@kcsa.com / grussell@kcsa.com	bstagg@4kidsent.com

4Kids Entertainment Reports 2008 Fourth Quarter

and Year End Results

NEW YORK, March 16, 2009 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing company, today announced financial results for the quarter and year ended December 31, 2008.

Net revenues for the three months ended December 31, 2008 totaled $14.3 million, compared to $16.5 million for the same period in 2007. The Company’s net loss for the three months ended December 31, 2008 was $(19.6) million, or $(1.48) per diluted share, as compared to a net loss of $(16.8) million, or $(1.26) per diluted share, for the same period in 2007.

For the year ended December 31, 2008, net revenues totaled $63.7 million, compared to $55.6 million for the same period in 2007. Revenue for the year ended December 31, 2008 included approximately $15.3 million from the sale of Chaotic® trading cards. The Company’s net loss for the year ended December 31, 2008 was $(36.8) million, or $(2.79) per diluted share, as compared to $(23.3) million, or $(1.77) per diluted share, for the same period in 2007.

“The sharp economic downturn and associated severe deterioration of consumer confidence starting in September 2008 deeply impacted our licensing revenue and trading card game sales in the fourth quarter. Our results were also impacted by declining licensing revenue throughout the year from some of our more established properties. While we are extremely disappointed by our results for 2008, we implemented significant cost cutting initiatives in the fourth quarter of 2008 and the first quarter of 2009 that we expect to reduce our operating costs by $25 million in 2009 as compared with 2008,” stated Alfred R. Kahn, Chairman and Chief Executive Officer, 4Kids Entertainment.

“While Chaotic trading card sales for the first nine months of 2008 were in line with our expectations, sales for fourth quarter fell well below our expectations at $0.5 million. This decline in sales is primarily due to retailers and distributors reducing, canceling or returning orders in an effort to reduce their inventory as they respond to the rapid, steep economic decline. In addition to impacting sales, it also triggered an increase in our reserve for returns and allowances and a $3 million write-down of our trading card inventory. Despite the fourth quarter sales numbers, Chaotic finished the year as the number three selling trading card game in the U.S. behind Pokémon and Yu-Gi-Oh!,” said Kahn.

“Looking forward, we believe Chaotic still offers a tremendous opportunity for 4Kids in the future as we roll out the Chaotic trading cards in the UK, France and Germany during the first half of 2009. Chaotic will also be bolstered by the revised and improved Chaoticgame.com website that went live on March 3 and is now available in English, French, German, Spanish and Italian. We also expect additional Chaotic licensed products to be available from our master toy licensee, Spin Master, and our videogame partner, Activision Publishing, which is scheduled to release a Chaotic video game on the Wii™, Nintendo DS™, Xbox 360®, and PLAYSTATION®3 platforms in fall 2009.”

Bruce Foster, Chief Financial Officer of 4Kids, stated, “During the fourth quarter, we experienced a measurable decrease in our cash and investments of $32.6 million. This decrease was attributable to multiple factors, including declining revenue, as described above and continued investment spending in our trading card game and website subsidiaries, TC Digital Games and TC Websites. The decrease in cash also resulted from fourth quarter payments to Fox and The CW network of approximately $15 million and costs associated with the build up of Chaotic trading card inventory.

“During 2008, we recorded a temporary impairment of approximately $13.5 million, in addition to the $4 million temporary impairment recorded in 2007, due to a decline in value of our auction rate securities. In the fourth quarter, we also recorded a $7.8 million charge to operations resulting from the reclassification of certain auction rate securities as permanently impaired. This permanent impairment increased our fourth quarter loss to ($19.6) million,” said Foster.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Websites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate Website and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.

(Tables follow)

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(In thousands of dollars, except share data)

ASSETS:	2008	2007
Current assets:
Cash and cash equivalents	$13,503	$24,872
Investments	—	36,106
Total cash, cash equivalents and investments	13,503	60,978

Accounts receivable - net	22,818	21,403
Inventories - net	4,241	611
Prepaid income taxes	137	1,159
Prepaid expenses and other current assets	1,425	2,985
Current assets from discontinued operations	451	372
Deferred income taxes	127	—
Total current assets	42,702	87,508

Property and equipment - net	4,287	4,255
Long term investments	21,617	31,806
Accounts receivable - noncurrent, net	180	208
Film and television costs - net	16,661	14,352
Non-current assets from discontinued operations	475	926
Other assets - net (includes related party amounts of $6,638 and $4,265, respectively)	14,652	12,024
Total assets	$100,574	$151,079

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Due to licensors	$5,651	$4,420
Accounts payable and accrued expenses	16,202	14,969
Deferred revenue	3,270	2,984
Total current liabilities	25,123	22,373

Deferred rent	460	618
Total liabilities	25,583	22,991

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	—	—
Common stock, $.01 par value - authorized, 40,000,000 shares; issued, 15,246,579 and 15,099,812 shares; outstanding 13,227,019 and 13,332,207 shares in 2008 and 2007, respectively	152	151
Additional paid-in capital	65,107	63,679
Accumulated other comprehensive loss	(17,396)	(2,562)
Retained earnings	63,504	100,323
	111,367	161,591
Less cost of 2,019,560 and 1,767,605 treasury shares in 2008 and 2007, respectively	36,376	33,503
	74,991	128,088
Total liabilities and stockholders’ equity	$100,574	$151,079

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

(In thousands of dollars, except share data)

	2008	2007	2006
Net revenues:
Service revenue	$48,393	$54,833	$71,781
Product revenue	15,276	776	—
Total net revenues	63,669	55,609	71,781

Costs and expenses:
Selling, general and administrative	54,280	44,180	39,155
Production service costs	6,752	7,195	11,259
Cost of sales of trading cards	10,625	352	—
Amortization of television and film costs	7,707	8,179	8,041
Amortization of 4Kids TV broadcast fee	16,022	21,472	22,462
Total costs and expenses	95,386	81,378	80,917

Loss from operations	(31,717)	(25,769)	(9,136)

Interest income	2,722	5,281	4,143
Impairment on investment securities	(7,834)	—	—
Total other (expense) income	(5,112)	5,281	4,143

Loss before income taxes	(36,829)	(20,488)	(4,993)

(Provision for) benefit from income taxes	(300)	(2,436)	3,506

Loss from unconsolidated operations –
net of a tax benefit	—	—	(280)
Loss on previously unconsolidated affiliate	—	(498)	—
Minority interest	310	96	39

Loss from continuing operations	(36,819)	(23,326)	(1,728)
Income from discontinued operations	—	—	722

Net loss	$(36,819)	$(23,326)	$(1,006)
Per share amounts:
Basic (loss) earnings per common share
Continuing operations	$(2.79)	$(1.77)	$(0.13)
Discontinued operations	—	—	0.05
Basic loss per common share	$(2.79)	$(1.77)	$(0.08)

Diluted (loss) earnings per common share
Continuing operations	$(2.79)	$(1.77)	$(0.13)
Discontinued operations	—	—	0.05
Diluted loss per common share	$(2.79)	$(1.77)	$(0.08)

Weighted average common shares
outstanding - basic	13,181,549	13,209,495	13,104,051
Weighted average common shares
outstanding - diluted	13,181,549	13,209,495	13,104,051

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